Exhibit 99.1

Press Release

December 31, 2008

FOR IMMEDIATE RELEASE
For more information contact:
Doug Gulling, Executive Vice President and Chief Financial Officer (515) 222-2309

WEST BANCORPORATION, INC. RECEIVES $36,000,000 FROM SALE OF PREFERRED STOCK AND WARRANT TO UNITED STATES TREASURY

West Bancorporation, Inc. (NASDAQ: WTBA), parent company of West Bank and WB Capital Management Inc., today received $36,000,000 through the United States Department of the Treasury’s Capital Purchase Program.  The Treasury bought 36,000 shares of West Bancorporation’s newly issued cumulative preferred stock and a ten-year warrant that allows purchase of up to 474,100 shares of new common stock at an initial exercise price of $11.39.  The Capital Purchase Program is designed to provide healthy financial institutions additional capital in response to the current extraordinary economic downturn.  West Bancorporation will use the money from Treasury to increase the capital at West Bank and retire debt.  West Bank intends to use the additional capital for lending and general corporate purposes.

The information contained in this press release may contain forward-looking statements about the Company’s growth and acquisition strategies, new products and services, and future financial performance, including earnings and dividends per share, return on average assets, return on average equity, efficiency ratio and capital ratios.  Certain statements in this report constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements preceded by, followed by or that include the words “believes,” “expects,” “intends”, “should,” or “anticipates,” or similar references or references to estimates or predictions.  Such forward-looking statements are based upon certain underlying assumptions, risks and uncertainties.  Because of the possibility of change in the underlying assumptions, actual results could differ materially from these forward-looking statements.  Risks and uncertainties that may affect future results include: interest rate risk; competitive pressures; pricing pressures on loans and deposits; changes in credit and other risks posed by the Company’s loan and investment portfolios, including declines in commercial or residential real estate values or changes in the allowance for loan losses dictated by new market conditions or regulatory requirements; actions of bank and non-bank competitors; changes in local and national economic conditions; changes in regulatory requirements, including actions of the Securities and Exchange Commission and/or the Federal Reserve Board;  customers’ acceptance of the Company’s products and services; and the possibility that the terms of the U.S. Treasury Department’s Capital Purchase Program could change.  The Company undertakes no obligation to revise or update such forward-looking statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.